                                                                   EXHIBIT 10.13



                           SEARCH'97(TM) OEM AGREEMENT
                                     BETWEEN
                                  VERITY, INC.
                                 894 ROSS DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                   ("VERITY")
                                       AND

                                 ELOQUENT, INC.
                                  ("LICENSEE")

                      1710 SOUTH AMPHLETT BLVD., SUITE 200
                        SAN MATEO, CALIFORNIA 94402-2703


1. DEFINITIONS. Certain of the defined terms used in this Agreement are as follows:

        1.1 "SOFTWARE" means the computer software, in object code form only, which Verity owns or has the right to license to Licensee under this Agreement, including the Development Software and the Run-Time Software, for use in connection with Application. The specific Verity products incorporating the Software to be licensed to Licensee are listed in Exhibit A.

        1.2 "RUN-TIME SOFTWARE" means the portion of the Software which must be incorporated in the Application to execute the search, retrieval and other functionality of the Software.

        1.3 "DEVELOPMENT SOFTWARE" means the tools and other portions of the Software (including, without limitation, LIBVDL(#).LIB and LIBVDL(#).a code) which are used to incorporate the Run-Time Software in the Application and enable the Run-Time Software to provide search, retrieval and other functionality within the Application.

        1.4 "DOCUMENTATION" means the documentation, instructions and user's guides, including updates thereto, relating to the Software, whether in printed or electronic format, provided by Verity to Licensee for the purposes of this Agreement.

        1.5 "APPLICATION" means the software application program, including content or data owned or licensed by Licensee from third parties, which is developed by Licensee with the use of the Development Software and which executes the Run-Time Software for the purposes described in Exhibit C. The Application shall be enabled solely for the "Basic Search" and "Advanced Search" functionality (as defined in Exhibit A) incorporated in the Software. The Application shall not provide direct or exposed access to the development tools or capabilities of the Development Software. The Application shall access, modify, and/or manipulate only those Collections which it creates.

        1.6 "COLLECTIONS" means the data structures created by Software and required for the Run-Time Software to operate.

        1.7 "PLATFORM" means a binary compatible combination of hardware and operating system software supported by Verity that will run the Software and the associated Application. The supported Platforms upon which Licensee may operate the Software and the Application are set forth in Exhibit C.

        1.8 "TERRITORY" means worldwide.

2. LICENSE GRANT.

        2.1 APPOINTMENT OF LICENSEE. Verity appoints Licensee as a Search'97Tm OEM and, subject to the terms and conditions of this Agreement, grants to Licensee certain rights to the Software during the term of the Agreement, as set forth below. The parties acknowledge that the Software may contain software licensed by Verity from third parties (the "Verity Licensors. Verity reserves all rights not expressly granted hereunder.

        2.2 THE DEVELOPMENT SOFTWARE.

               2.2.1 DEVELOPMENT OF APPLICATION. Verity grants to Licensee a nonexclusive and nontransferable right to use the Development Software on the Platforms at Licensee's locations solely in the United States and solely for internal development of the Application and related internal demonstration and training of its personnel. In connection with such use, Licensee shall have the right to make a reasonable number of copies of the Development Software for normal backup and archival purposes only.

        2.3 APPLICATION DISTRIBUTION. Verity grants to Licensee a nonexclusive and nontransferable right to use, market, reproduce and distribute the Run-Time Software solely as an embedded component of the Application and only in the Territory. Licensee's right to distribute the Application is limited to those persons who sublicense the Application for their own business or personal use ("End Users") and those persons who sublicense the Application for redistribution to End Users ("Resellers"). To help assure quality, the Application may only be licensed for use on the Platforms. Licensee acknowledges that Licensee has no right to use, or sublicense others to use, the Software for any dial-up, remote access, interactive, Internet-based or other on-line service except that Licensee does have the right to use and sublicense Resellers and End Users the Application for any dial up, remote access, interactive, Internet based, extranet based, intranet based or other on-line service, provided that such is made via the use of the Licensee Application on the client as well as on the server site.

        2.4 DOCUMENTATION. Verity grants to Licensee a nonexclusive and nontransferable right to reproduce the Documentation only in the United States solely: (i) to distribute the End User portions of the Documentation in the Territory with the Application and (ii) for use internally by Licensee's personnel in the United States in connection with the support of the Application.

        2.5 SUBLICENSE RIGHTS.

               (a) REPRODUCTION. Licensee may sublicense its right to reproduce the Application and the Documentation only to subcontractors (other than Resellers) in the United States who agree in writing to be bound by terms substantially similar to Section 9 ("Confidentiality"). Licensee and its subcontractors will manufacture each copy of the media containing, the Software under a quality assurance program designed to accurately reproduce the Application without introduction of a virus or other embedded device or code in the Software (e.g., back door, time bomb, Trojan Horse or worm) that is intended to obstruct or prevent use of the Software.

               (b) SUBLICENSE AGREEMENTS. Any distribution of the Application shall be accomplished under a license agreement ("Sublicense Agreement") between the Licensee and the person to whom the distribution is made. Each Sublicense Agreement pertaining to a distribution to a Reseller (including Resellers through multiple tiers of distribution) shall be signed by the Reseller and shall contain terms and conditions at least as protective of Verity's proprietary rights as the terms and conditions of this Agreement, including, without limitation, the applicable provisions of Sections 2.3 (subject to section 2.5(a)), 7, 8, 9, 10 (disclaimer only), 11.2, 12, 13, 15.4, 15.6 and
15.7. Any Sublicense Agreement pertaining to a distribution to an End User in the United States may be through a shrink-wrap substantially in the form attached as Exhibit D, so long as the End User is required to take an affirmative act of consent to the terms of such shrink-wrap by opening the Application package or clicking a button to initiate installation only after an opportunity to view the applicable terms and conditions. Licensee will promptly notify Verity of any violation of a Sublicense Agreement of which it becomes aware, and will take commercially reasonable efforts to enforce each Sublicense Agreement with at least the same degree of diligence used in enforcing similar agreements governing end users of Licensee's own products. Such Sublicense Agreements shall also state that Verity is a third party beneficiary of such agreements with respect to provisions relating to use of the Application, and that such provisions are also enforceable by Verity.

        2.6 SAMPLE APPLICATIONS. Licensee agrees to deliver to Verity ten (10) copies of a Demo Disk Application within thirty (30) days of execution of this Agreement. Licensee grants to Verity a worldwide, nonexclusive, nontransferable, royalty-free and fully-paid right and license solely to use such copies internally and to demonstrate such copies to existing and potential customers for marketing purposes subject to the terms and conditions set forth for each Demo Disk.

3. TERM. This Agreement shall remain in effect for an initial term of three (3) years from the Effective Date, unless terminated earlier in accordance with
Section 14. The Agreement will renew automatically for successive one (1) year terms unless written notice of termination is received by either party at least thirty (30) days prior to the end of the then-current initial term or renewal term.

4. LICENSE AND OTHER FEES. Fees (including sublicense fees) for the Software and for all related support, training and other services offered by Verity are set forth in Exhibit A. Licensee will pay all applicable shipping charges and taxes (except for taxes based upon Verity's net income). All amounts required to be paid to Verity hereunder shall be paid within thirty (30) days from the date of Verity's valid applicable invoice.

5. SOFTWARE SUPPORT AND TRAINING.

        5.1 INTERNAL SOFTWARE SUPPORT. During the term of this Agreement, Licensee may obtain Software support, as further described in Exhibit B from Verity for the purpose of Licensee's provision of support to its End Users and Resellers. All items delivered by Verity in providing such support, including Error Corrections and Software Updates, shall be deemed to become a part of the applicable Software and shall be subject to all terms and conditions of this Agreement.

        5.2 SECOND-LINE SOFTWARE SUPPORT. Licensee is responsible for providing front-line support to its End Users and Resellers with respect to Software installation, on-going technical support, training and consultations relating to the Application. Any direct request to Verity for support services by the Licensee's End Users or Resellers; will be referred to Licensee.

6. ORDERING AND DELIVERY OF SOFTWARE. All orders for Software or other products or services issued by Licensee shall be deemed subject to this Agreement and shall specify the quantity ordered, the discounted price, Platform, and the location thereof Licensee understands and agrees that any additional terms and conditions of the Licensee's order shall be void and of no effect. No orders shall be binding until the earlier of Verity's written confirmation or shipment. Upon receipt of Licensee's initial purchase order, Verity shall deliver to Licensee (i) the number of copies of Verity products comprising the Software described on Exhibit A, (ii) one (1) golden master copy of the Run-Time Software on magnetic media and (iii) one (1) copy of the Documentation. Verity shall deliver to Licensee one (1) copy of any Error Corrections or Software Updates to the Software on magnetic media and one (1) copy each of the applicable Documentation, if any, promptly upon distribution by Verity of such Error Corrections and Updates to other Verity OEMs. All shipments shall be FOB shipping point. All orders delivered shall be deemed accepted by Licensee upon delivery.

7. RECORDS AND REPORTS. Licensee shall keep complete and accurate records relating to its use and marketing of the Application in accordance with standard business practices in the computer industry and generally accepted accounting principles. Within thirty (30) days after each calendar quarter, Licensee shall provide Verity with a written sales report in the form supplied by Verity. Such reports shall, at a minimum, contain information detailing each Application distributed for the applicable reporting quarter, including (i) the number of copies sold during the reporting period and the region of distributions, broken down by month and on a cumulative basis; (ii) an accounting of the sublicense fees associated with such copies; and (iii) second-line support fees due to Verity associated with such copies. To assure compliance with the payment and reporting requirements of this Agreement, Verity's independent auditors may inspect Licensee's applicable records from time to time, but no more frequently than once per year, upon ten (10) days notice and during normal business hours. In the event any inspection of Licensee's records indicates an underpayment of an amount equal to or greater than five percent (5%) of any amounts due hereunder, Licensee shall promptly reimburse Verity for all reasonable expenses associated with such inspection along with the deficient amounts.

8. TITLE, USE OF TRADE NAMES AND TRADEMARKS.

        8.1 PROPRIETARY RIGHTS. Title and ownership of all proprietary rights in the Software, including any copyright, patent, trade secret, trademark or other intellectual property rights, will at all times remain the property of Verity and the Verity Licensors. Licensee agrees not to remove or obliterate any copyright, trademark or proprietary rights notices of Verity or the Verity Licensors from the Software or Documentation and shall reproduce all such notices on all authorized copies of the Software or Documentation. Licensee shall not modify, translate, disassemble, decompile, reverse engineer or cause or allow discovery of the source code of the Software in any way. In addition, Licensee shall include a copyright notice in the "About" screen.

        8.2 TRADEMARKS. Verity hereby grants to Licensee a non-exclusive, limited license to use the applicable Verity trademarks and logos ("Trademarks") solely as permitted in this Agreement. Licensee agrees to cooperate with Verity in facilitating Verity's monitoring and control of the nature and quality of such products and services, and to supply Verity with specimens of use of the Trademarks upon request. Licensee understands and agrees that the use of any Trademark in connection with this Agreement shall not create any right, title or interest, in or to the use of the Trademark and that all such use and goodwill associated with the Trademark will inure to the benefit of Verity. Licensee agrees not to register or attempt to register any Trademarks.

        8.3 BRANDING; COOPERATIVE EFFORTS. The parties agree to determine mutual co-marketing obligations at a later date.

9. CONFIDENTIALITY. Each party shall hold in confidence all materials or information disclosed to it in confidence hereunder ("Confidential Information") which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Confidential Information shall also include any new product information or the results of any bench mark or similar tests on the Software conducted by Licensee or divulged by Licensee to Verity. Each party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations of the parties hereunder shall not apply to any materials or information which; (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without any breach of this Agreement; or (e) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure:

               (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued;

               (b) is otherwise required by law; or

               (c) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

10. WARRANTY. Verity warrants to Licensee that for a period of ninety (90) days from the date of delivery of the Software to Licensee that the Software used by Licensee shall substantially perform in accordance with Verity's applicable Documentation. Licensee's sole and exclusive remedy shall be for Verity to modify or correct the Software or, if Verity is unable to provide a reasonable work-around for the error, Verity will accept the return of the defective Software in Licensee's possession and Verity will refund the license fees paid by Licensee for such Software. This warranty shall not apply to any Software which has been modified by Licensee or by any party other than Verity, or which has been improperly installed or used in any manner other than as authorized under this Agreement. EXCEPT AS SET FORTH IN THIS SECTION, VERITY AND VERITY LICENSORS MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS

FOR A PARTICULAR PURPOSE. The Software is warranted only to Licensee, and Licensee shall not extend any warranties for or on behalf of Verity or Verity Licensors to End Users, Resellers, or any other third parties.

11. INFRINGEMENT INDEMNIFICATION.

        11.1 BY VERITY. Verity agrees to indemnify and hold Licensee harmless from all settlements agreed to by Verity and all costs and direct damages awarded to a third party to the extent they arise out of a claim that the Software as delivered to Licensee infringes a copyright enforceable in a country which is a signatory to the Berne Convention; however, provided such country is not on the U.S. Department of Commerce Watch List, U.S. patent, or trade secret under U.S. law of a third party. Such obligation is subject to the following conditions (i) Licensee shall notify Verity in writing within thirty (30) days of the date Licensee first becomes aware of a claim; (ii) Verity has sole control of the settlement, compromise, negotiation and defense of any such action; and (iii) Licensee gives Verity all reasonably available information, assistance and authority, at Verity's reasonable expense, to enable Verity to do so. Verity may, at its option, obtain the right to continued use of the Software, substitute other equivalent software, or modify the Software so it is no longer infringing, or, if none of the foregoing remedies are available, terminate Licensees right to the allegedly infringing Software and refund to Licensee the amount which Licensee has paid for such Software, depreciated on a straight-line basis over a five-year period. The foregoing indemnity shall not apply to any infringement claim arising from Software which has been modified by parties other than Verity or use of the Software in conjunction with other software or hardware where use with such other software or hardware gives rise to an infringement claim. THE FOREGOING STATES LICENSEE'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND, AND VERITY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

        11.2 BY LICENSEE. Licensee agrees to indemnify and hold Verity harmless from all settlements agreed to by Licensee and all costs and direct damages awarded to a third party to the extent they arise out of a claim that the portions of the Application other than the Software ("Licensee Product") infringes a copyright enforceable in a country which is a signatory to the Berne Convention; however, provided such country is not on the U.S. Department of Commerce Watch List, U.S. patent or trade secret under U.S. law of a third party. Such obligation is subject to the following conditions (i) Verity shall notify Licensee in writing within thirty (30) days of the date Verity first becomes aware of a claim; (ii) Licensee has sole control of the settlement, compromise, negotiation and defense of any such action; and (iii) Verity gives Licensee all reasonably available information, assistance and authority, at Licensee's expense, to enable Licensee to do so. Notwithstanding , the foregoing, Licensee shall have no liability for nor shall Licensee indemnify Verity against any infringement claim based solely on the Software or any infringement claim that could have been avoided by use of software other than the Software. THE FOREGOING STATES THE ENTIRE AND EXCLUSIVE OBLIGATION OF LICENSEE TO VERITY RELATING TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

12. LICENSEE INDEMNIFICATION. Licensee shall defend, indemnify and hold harmless Verity and Verity Licensors from and against any claims by a Reseller, End User, or other party arising out of (i) Licensee's or a Reseller's failure to obtain a valid Sublicense Agreement or (ii) except as permitted by this Agreement, Licensee's making representations or warranties regarding the Software to End Users, Resellers or other third parties.

13. LIMITATION OF LIABILITY. NEITHER PARTY AND ITS LICENSORS' AGGREGATE LIABILITY UNDER ANY CLAIMS ARISING OUT OF THIS AGREEMENT SHALL EXCEED ONE HUNDRED THOUSAND DOLLARS (US$100,000). NEITHER PARTY WILL BE LIABLE FOR LOST PROFITS OR FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, THE LIMITATIONS SET FORTH IN THIS SECTION SHALL NOT APPLY IF THE OTHER PARTY CAN BE SHOWN TO HAVE FAILED TO EXERCISE REASONABLE CARE IN THE PRODUCTION AND/OR SUPPLY OF THE SOFTWARE AND/OR DOCUMENTATION AND/OR THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND SUCH FAILURE RESULTS IN DEATH OR PERSONAL PHYSICAL INJURY.

14. TERMINATION. This Agreement may be terminated earlier by either party on thirty (30) written days notice to the other party if the other party fails to materially perform any obligation hereunder and such failure is not cured within such thirty (30) day period; provided, however, that either party may terminate this Agreement immediately upon delivery of notice in connection with any breach by the other of Sections 2, 8.1 or 9. Upon termination or expiration, Licensee's licenses hereunder shall terminate, all open orders shall automatically terminate, and Verity shall have no obligation to fill such orders. In such event, Licensee shall immediately cease using, marketing, reproducing and distributing the Software and shall return all copies thereof to Verity, along with a certification signed by an officer of Licensee that no copies have been retained by Licensee, except for archival purposes. However, if the Agreement terminates or expires for any reason other than Verity's termination of Licensee in accordance with this Section, Licensee shall have the right to distribute all copies of the Software paid for hereunder which are then in its inventory on the effective date of termination (which amount shall not exceed Licensee's average monthly inventory of the Application for the twelve months preceding the termination date); and Licensee shall have the right to continue to use the Software internally at no additional charge upon execution of Verity's then-current applicable end user agreement to support End User customers who have valid Sublicense Agreements in effect on the effective date of termination.. Nothing in this Section shall effect the rights of the End User customers who have valid Sublicense Agreements in effect on the effective date of termination. The obligations of each party under Sections 4, 7, 8.1, 9, 10, 11, 12, 13, 14 and 15 shall survive termination or expiration of this Agreement.

15. MISCELLANEOUS.

        15.1 NO ASSIGNMENT. Neither party may transfer or assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

        15.2 NOTICES. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed by (i) any means upon written verification by other party of actual receipt or (ii) five days after sending, via certified mail, return receipt requested. All notices shall be sent to the applicable address on the cover page hereof or to such other address as the parties may designate in writing, with a copy to the president and to the legal department of such party.

        15.3 GOVERNING LAW. This Agreement shall be governed and interpreted by the laws of the State of California, without giving effect to its principles of conflicts of law. The parties agree that the United Nations Convention on Contracts for the International Sales of Goods is specifically excluded from application to this Agreement. In any legal action relating to this Agreement, Licensee agrees to the exercise of jurisdiction over Licensee by a state or federal court in Santa Clara County, California. In the event an action is brought to enforce any provision or declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal and other related costs and expenses, including attorney's fees, incurred thereby.

        15.4 INJUNCTIVE RELIEF. It is expressly agreed that a material breach of this Agreement will cause irreparable harm to Verity and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Verity and/or Verity Licensors shall be entitled to injunctive relief against Licensee in the event of any threatened or actual violation of any or all provisions in this Agreement.

        15.5 INDEPENDENT CONTRACTOR. Licensee is an independent contractor, and nothing in this Agreement shall be deemed to create a joint venture, partnership, or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or responsibility on behalf of the other.

        15.6 EXPORT. Licensee agrees that it will not export or re-export the Software or the Application without the appropriate United States Government or any other government licenses.

        15.7 GOVERNMENT END USERS. The Software (a) was developed at private expense, is existing computer software and no part of it was developed with government funds, (b) is a trade secret of Verity for all purposes of the Freedom of Information Act, (c) is commercial computer software submitted with only those rights provided in Verity's then-current standard end-user license agreement (d) in all respects is proprietary data belonging solely to Verity,
(e) is unpublished and all rights are reserved under the copyright laws of the United States. For units of the Department of Defense (DoD) this Software is licensed only with those rights specified in Verity's-then-current standard End User license agreement, and use, duplication or disclosure of the Software is subject to the restrictions set forth in such end-user license agreement.

        15.8 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, failure of suppliers, riots, insurrection, fires, floods, storms, earthquakes, acts of God, war, governmental action, labor conditions, or any other cause which is beyond the reasonable control of such party.

        15.9 ENTIRE AGREEMENT. If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion. No waiver of any breach of this Agreement shall be effective unless in writing, nor shall any breach constitute a waiver of any subsequent breach of any provision of this Agreement. This Agreement (including all Exhibits) contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, proposals and communications between the parties. Moreover, this Agreement shall replace and supersede any Verity end user license agreement included with the package of any Software used by Licensee. This Agreement may be executed in counterparts.

        The foregoing is agreed to effective as of the last execution date below (the "Effective Date"):




VERITY, INC.                           ELOQUENT, INC.


By:  /s/ Maryan Kamarei                By:  /s/ Bruce A. Forgrieve
     ---------------------------            ------------------------------------
Name:    Maryan Kamarei                Name:    Bruce A. Forgrieve
     ---------------------------            ------------------------------------
Title:   Corporate Attorney            Title:   Chief Financial Officer
      --------------------------             -----------------------------------
Date:    5/30/97                       Date:    5/30/97
      --------------------------             -----------------------------------

VERITY, INC.
OEM Agreement



                                    EXHIBIT A
                                      FEES

1.      LICENSED SOFTWARE:

        Software includes solely:
        one (1) copy of Search'97 Developer Kit on the Platforms specified in Exhibit C.

2.      LICENSE FEE:

(A)     DEVELOPMENT SOFTWARE LICENSE FEE:

        Licensee has fully paid for and Verity has delivered to Licensee the licensed Software specified in Section I of this Exhibit A.

        For a period of twelve (12) months from the Effective Date, Licensee may acquire additional Search'97 Developer Kit licenses including internationalized tool kit licenses for Asian languages on additional platforms at Verity's then-current list price less a fifty percent (50%) discount. If Licensee elects to acquire the additional internationalized versions of the Search'97 Developer Kit within sixty (60) days from the Effective Date, then the royalty rates specified below in Section 2B shall apply to licensing and distribution of such internationalized Application.

(B)     RUN TIME SOFTWARE LICENSE FEE:

        Licensee shall pay to Verity subject to the following minimum royalty payments:

        (i) For Eloquent Navigation Server - Two Hundred Dollars (US$200) per client/server Application except that no minimum per server will be required for single transactions of One Hundred Thousand Dollars (US$100,000) in license fee to Licensee;

        (ii) For Eloquent Author - One Hundred Dollars (US$100) per Author; and

        (iii) For Eloquent Reauthor - Ten Dollars (US$10) per Reauthor

(a) two and one half percent (2.5%) of Net Revenues accrued and/or paid to Licensee during each calendar quarter related to all licensing and distribution of Application which include the Verity Software with Basic Search functionality and (b) seven and one half percent (7.5%) of Net Revenues accrued and/or paid to Licensee during each calendar quarter related to all licensing and distribution of Application which include the Verity Software with Basic and Advanced Search functionality to End Users and Resellers, including without limitation all royalties and one-time fees, within thirty (30) days of the end of each calendar quarter ("Distribution License Fees").

For purposes of this Agreement, "Net Revenues" means gross revenues less applicable taxes, shipping and handling charges related to distribution and licensing of the applications, credits and returns.

Upon the Effective Date, due and payable net thirty (30) days, Licensee shall pay Verity a nonrefundable prepaid license fee equal to Twenty Five Thousand Dollars (US$25,000) ("Prepaid License Fees") against which the currently due sublicense fees of Four Thousand Five Hundred Dollars (US$4,500) and the Distribution License Fees subsequently incurred, due and owing, to Verity shall apply until such prepaid license fee amount is exhausted. Upon termination or expiration of this Agreement for any reason, all unrecouped Prepaid License Fees paid to Verity shall be nonrefundable and nonrecoupable.

3. EVALUATION COPIES: Notwithstanding Paragraph 2 above, Verity grants Licensee the right to provide evaluation copies of the Application incorporating the Run-Time Software ("Evaluation Copies") to End Users. The evaluation period for each Evaluation Copy shall be for a period of ninety (90) days from receipt by the End User unless otherwise authorized in writing by Verity. The End User shall be authorized to use the Evaluation Copy solely for evaluating its applicability to its requirements and shall not be for any commercial or private benefit use. Licensee may provide Evaluation Copies only to End Users who have executed a written evaluation agreement substantially similar to Verity's standard evaluation agreement, a copy of which will be provided to Licensee upon written request.

4. INTERNAL SUPPORT: Upon the Effective Date, within thirty (30) days of such date, Licensee shall pay Verity the fee for internal support of the number of copies of Software set forth above, equal to eighteen percent

(18%) of the license fee or One Thousand Eight Hundred Dollars (US$1,800).

5. SECOND LINE SUPPORT: For the period Licensee obtains internal support, Licensee shall additionally pay Verity the fee for second line support equal to ten percent (10%) of the aggregate sublicense fees paid to Verity. Such fees to be submitted with the quarterly sales report for all new customers and all customers renewing, annual maintenance during the applicable quarter.

6. TRAINING. All training shall be made available for a training fee to be paid by Licensee in addition to the amount payable pursuant to Paragraph 2 above. Such training fee shall equal Verity's then-current training rates less a twenty percent (20%) discount.

7. DOCUMENTATION. Verity shall provide one (1) copy of the applicable user documentation with each copy of Development Software. Additional copies are available to Licensee at $65.00 each.

8. PRICE LIST. Verity reserves the right to withdraw or change the availability of the Software from its then-current product availability and price list at any time.

9. BASIC SEARCH. The functionality of Basic Search shall include only Boolean (and, or, not), accrue, near, near/n, many, wild card, phrase, sentence, paragraph, word, soundex, 128 indexes, stem and thesaurus (English only) with full multi-byte support. ASCII, HTML and SGML support.

10. ADVANCED SEARCH: The functionality of Advanced Search shall include clustering, summarization, query by example (QBE), and ability to create and use Topics.

VERITY, INC.
OEM Agreement



                                    EXHIBIT B
                      SOFTWARE SUPPORT TERMS AND CONDITIONS

For all Licensees who purchase Maintenance Services, Verity provides support in the form of Error Corrections, Software Updates, and Hotline Telephone Support. For Software which is supported, Maintenance Services are provided only for the current release and the most recent previous release of the Software.

The initial effective date of Maintenance Services is the date Software is shipped from Verity's facility.

DESCRIPTION OF SERVICES PROVIDED DURING A MAINTENANCE PERIOD

        (A) ERROR CORRECTIONS. Verity shall exercise commercially reasonable efforts to correct any error reported by the Licensee in the current unmodified release of the Software in accordance with the priority level reasonably assigned to such error by Verity. If a reported error has caused the Software to be inoperable, or the Licensee's notice to Verity states that the reported error is substantial and material with respect to the Licensee's use of the product, Verity shall use its reasonable commercial efforts to correct such error or to provide expeditiously a software patch or bypass around such error. The Licensee acknowledges that all reported errors may not be corrected.

        (B) SOFTWARE UPDATES. Verity provides, at no additional cost, one (1) copy of all published revisions to the printed documentation and one (1) copy of, or authorization to copy, new releases of the products, which are not designated by Verity as new products for which it charges a separate fee.

        (C) TELEPHONE HOTLINE SUPPORT. Verity provides telephone assistance to all Licensees who have purchased Maintenance Services. Verity Support personnel are available to answer questions related to Verity's supported products and how they perform with compatible hardware systems. Assistance in the development of custom applications for Verity's products is not included in standard hotline support. If Licensees wish to acquire such support, it is available through Verity's Consulting group at the then-current consulting rates.

PRIORITY LEVELS OF ERRORS

In the performance of Maintenance Services, Verity applies priority ratings to problems reported by Licensees.

        (A) PRIORITY I ERRORS.

                DESCRIPTION: Program errors that prevent some function process from substantially meeting the functional specification and which seriously affect the overall performance of the function or process and no work-around is known.

                VERITY RESPONSE: Verity shall promptly initiate the following procedures: (1) assign senior Verity engineers to correct the error; (2) notify senior Verity Management that such errors have been reported and that steps are being taken to correct the error; (3) provide Licensee with periodic reports on the status of corrections; (4) commence work to provide Licensee with a work-around until final solution is available; (5) provide final solution to Licensee as soon as it is available.

        (B) PRIORITY II ERRORS.

                DESCRIPTION: Program errors that prevent some function or process from substantially meeting functional specification, but has a reasonable work-around.

                VERITY RESPONSE: Verity shall provide a work-around to the Licensee and shall exercise commercially reasonable efforts to include the fix for the error in the next software maintenance release.

        (C) PRIORITY III ERROR.

                DESCRIPTION: Program errors that prevent some portion of a function from substantially meeting functional specification but do not seriously affect the overall performance of the function.

                VERITY RESPONSE: Verity may include the fix for the error in the next major release of the Software.

VERITY, INC.
OEM Agreement



                                    EXHIBIT C
                                 OEM APPLICATION

DESCRIPTION OF APPLICATIONS.

The Application(s) shall consist solely of Licensee's software application program developed for/by Licensee and in existence as of the Effective Date, currently known as "Eloquent Navigation Server", "Eloquent/CD", "Eloquent Author", and "Eloquent Reauthor", together with substantially similar versions of such Application as enhanced to include new additions, updates, upgrades, bug fixes and other error corrections made from time to time.

------------------------------------------------------------
Product                        Function
------------------------------------------------------------
Eloquent  Navigation Server    store and access content. One
                               method of access uses search
                               over text.

Eloquent/CD                    allow viewing and navigation
                               of content on a CD. One
                               method of navigation is by
                               text search.

Eloquent Author                compress, edit, and synchronize
                               audio, video, text and slides
                               to create viewable content
                               Indexes for future possible
                               test search.

Eloquent Reauthor              modify and reuse existing
                               content. May reindex text.

Eloquent Demo Disk             limited content version of
                               Eloquent/CD
------------------------------------------------------------


PLATFORMS:
Windows 95/NT, MAC

                                   EXHIBIT D

                             SHRINK WRAP AGREEMENT

NOTICE TO THE USER: BY OPENING THIS PACKAGE YOU INDICATE YOUR ACCEPTANCE OF THESE TERMS. IF YOU DO NOT AGREE WITH THE TERMS OF THIS AGREEMENT, RETURN THE PACKAGE UNOPENED WITHIN THIRTY (30) DAYS TO THE SUPPLIER OF THIS PACKAGE.

LICENSE GRANT. Eloquent, Inc. ("Eloquent") grants to you a limited, non-exclusive, nontransferable, royalty-free license to use one copy of the executable code of the Eloquent software contained on this CD-ROM (collectively "Software") on only a single computer at any time. You may not rent, lease, sell, sublicense, assign, or otherwise transfer the Software, including any accompanying printed materials, nor may you create derivative works of or otherwise modify the Software. You may not reverse engineer, decompile or otherwise disassemble the Software except to the extent that this restriction is expressly prohibited by applicable law. This license will terminate automatically if you do not comply with the terms of this Agreement.

TITLE. You acknowledge that title and full ownership rights to the Software will remain the exclusive property of Eloquent or its suppliers, and you will not acquire any rights to the Software except as expressly set forth above.

SOFTWARE MAINTENANCE. Eloquent is not obligated to provide maintenance or updates to you for the Software unless agreed to under separate agreement.

DISCLAIMER. THE SOFTWARE IS LICENSED "AS IS," WITHOUT WARRANTY OF ANY KIND. ELOQUENT EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. YOU ASSUME THE ENTIRE RISK AS TO QUALITY AND PERFORMANCE OF THE SOFTWARE. SHOULD THE SOFTWARE PROVE DEFECTIVE, YOU, AND NOT ELOQUENT, ASSUME THE ENTIRE COST OF ALL NECESSARY REPAIR AND ANY OTHER COSTS, DAMAGES OR LIABILITIES RELATED THERETO. SOME STATES DO NOT ALLOW THE DISCLAIMER OF IMPLIED WARRANTIES, LIMITATION ON HOW LONG AN IMPLIED WARRANTY LASTS, OR THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO SUCH LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE.

DATA DISCLAIMER. This product is made up of Software plus data comprised of statements and information provided by the sponsor and provider of this product ("Sponsor"). Any statements or information contained in this product are solely those of the Sponsor or of the individuals depicted in this product, and not of Eloquent. Eloquent will have no responsibility for any such statements or other information.

NO LIABILITY FOR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL ELOQUENT OR ITS SUPPLIERS BE LIABLE TO YOU FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION, ARISING OUT OF THIS AGREEMENT OR USE OR INABILITY TO USE THE SOFTWARE, EVEN IF ELOQUENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXPORT. You agree that you will not export or re-export the Software without the appropriate United States and foreign government licenses and you shall otherwise comply with all applicable export control laws.

GOVERNMENT END USERS: The Software is comprised of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.F.R. 12.212 (SEPT 1995) and is provided to the Government (i) for acquisition by or on behalf of civilian agencies, consistent with the policy set forth in 48 C.F.R. 12.212; or (ii) for acquisition by or on behalf of units of the Department of Defense, consistent with the policies set forth in 48 C.F.R. 227-7202-1 (JUN 1995) and 227.7202-3 (JUN 1995).

GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed.

GENERAL. To the extent the Software contains software from third parry suppliers, such suppliers are third party beneficiaries of this Agreement. You agree that this is the entire agreement between you and Eloquent with respect to the use of the Software which supersedes any prior agreement, whether written or oral, and all other communications between the parties relating to the subject matter of this Agreement. In the event of invalidity of any provision of this Agreement, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement.